Exhibit 99.1

FOR IMMEDIATE RELEASE	NR05-41

DYNEGY COMPLETES MULTI-YEAR EFFORT OF ENDING LEGACY

POWER TOLLING ARRANGEMENTS

Termination of Sterlington toll eliminates

approximately $755 million in future capacity payments

HOUSTON (Dec. 27, 2005) – Dynegy Inc. (NYSE: DYN) today announced that it has agreed to terminate the Sterlington long-term wholesale power tolling contract with Quachita Power LLC, substantially completing the company’s efforts of winding down its Customer Risk Management business to focus on the physical sales of electricity from company-owned power generation assets.

Under the terms of the agreement, Dynegy will use cash-on-hand to pay Quachita Power LLC, a joint venture of GE Energy Financial Services and Cogentrix Energy, Inc., approximately $370 million to terminate all of Dynegy’s obligations related to the tolling contract. As a result of the termination, which is subject to lender consents and other conditions, Dynegy will eliminate approximately $455 million in capacity payment obligations through 2012 and approximately $300 million in additional capacity payment obligations that would arise if Quachita Power exercised its option to extend the contract through 2017. The termination is expected to be effective early in the first quarter 2006.

“The termination of the Sterlington toll completes our effort launched in 2002 to eliminate power tolling obligations entered into during the company’s former energy merchant era,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “During the course of the last three years, we have cancelled or otherwise eliminated in whole or in part the financial statement impact of all of our long-term tolling agreements, with related obligations of approximately $3.2 billion.

“The elimination of the Sterlington toll is a significant accomplishment in terms of extinguishing this off balance sheet obligation at a very favorable rate of return,” Williamson added. “The company is now wholly focused on the sale of electricity generated by company-owned power assets to serve our markets and customers with reliable delivery of electricity. In addition, our commercial focus is on selling this power through limited hedging or forward sales transactions in order to maximize value for our shareholders while serving the marketplace.”

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DYNEGY COMPLETES MULTI-YEAR EFFORT OF ENDING LEGACY	NR05-41
POWER TOLLING ARRANGEMENTS
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The contract, which was entered into in 2000, required Quachita Power to sell the electricity produced at its 835-megawatt Sterlington, La. natural gas-fired power generating station to Dynegy. Dynegy will record a fourth quarter pre-tax charge of approximately $360 million (approximately $235 million after-tax) associated with this termination.

The accounting charge related to the termination will negatively impact Dynegy’s previously estimated 2005 financial results. Going forward, the elimination of the Sterlington tolling payments will positively impact the company’s Customer Risk Management earnings and cash flows, offset in 2006 by the associated cash termination payment. Dynegy will update its 2006 earnings and cash flow guidance to reflect the impact of this transaction in connection with its fourth quarter and 2005 year-end earnings report in the first quarter 2006.

Dynegy Inc. provides electricity to markets and customers throughout the United States. The company’s fleet of power generation facilities consists of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. Located in 12 states, the portfolio is well-positioned to capitalize on regional differences in power prices and weather-driven demand.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the consummation of the termination agreement, the impact of eliminating capacity payments on our financial position, the source of funds for the termination payment, and our more concentrated business focus. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include: satisfaction of conditions precedent to the termination payment; fluctuations in our cash reserves; the ability to achieve financial objectives associated with the termination of the CRM business; changes in commodity pricing; market fluctuations; and the impact of limited hedging and the strategy of unhedged operations. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNC

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